Exhibit 10.9

EXECUTION COPY

Cambridge Heart, Inc.

Restricted Stock Agreement

Granted Under 2001 Stock Incentive Plan

AGREEMENT made this 14th day of May, 2007, between Cambridge Heart, Inc., a Delaware corporation (the “Company”), and Richard J. Cohen (the “Participant”).

For valuable consideration, receipt of which is acknowledged, the parties hereto agree as follows:

1. Award of Shares.

The Company does hereby award to the Participant, subject to the terms and conditions set forth in this Agreement and in the Company’s 2001 Stock Incentive Plan (the “Plan”), 175,000 shares (the “Shares”) of common stock, $.001 par value, of the Company (“Common Stock”), effective May 14, 2007 (the “Date of Award”). The Participant agrees that the Shares shall be subject to the vesting provisions set forth in Section 2 of this Agreement and the restrictions on transfer set forth in Section 3 of this Agreement. Any capitalized term used in but not otherwise defined in this Agreement shall have the meaning assigned to that term in the Plan.

2. Vesting of Shares.

(a) Vesting Date. Subject to the other provisions of this Section 2, the Shares shall become vested (i.e. nonforfeitable) on January 1, 2010.

(b) First Tranche Shares and Second Tranche Shares. The first 34,200 of the Shares shall be referred to herein as the “First Tranche Shares”. Beginning January 1, 2007, on the fifteenth day of each calendar month that the certain Amended and Restated Consulting Agreement by and between the Participant and the Company dated as of the date of this Agreement (the “Consulting Agreement”) remains in effect and has not previously been terminated in accordance with its terms, the Participant shall be deemed to have “earned” an incremental 950 of the First Tranche Shares, which shall be referred to herein cumulatively as the “Earned First Tranche Shares”. The remaining 140,800 of the Shares shall be referred to herein as the “Second Tranche Shares”.

(c) Acceleration upon Change in Control or Non-Voluntary Termination. Subject to the other provisions of this Section 2, in the event of a Change in Control (as defined in the Consulting Agreement) prior to January 1, 2010 or in the event that the Participant’s service as a consultant or as a member of Company’s Board of Directors are terminated as a result of a Non-Voluntary Termination (as defined below) prior to January 1, 2010, (i) the Earned First Tranche Shares shall vest immediately in full, (ii) the balance of any First Tranche Shares that subsequently become Earned First Tranche Shares in accordance with Section 2(b) shall continue to vest in accordance with Section 2(a), subject to the forfeiture provisions set forth in Section 2(f), and (iii) the Second Tranche Shares shall vest immediately in full.

(d) Voluntary Termination of Services by Consultant. In the event that the Participant voluntarily terminates his service both as a consultant to the Company and as a member of Company’s Board of Directors, any Shares not previously vested under this Section 2 as of the Voluntary Termination Date (as defined below) shall be forfeited on the Voluntary Termination Date. The “Voluntary Termination Date” shall be deemed to be the later of (i) the date of the voluntary termination by the Participant of his service as a consultant to the Company and (ii) the date of the voluntary termination by the Participant of his service as a member of the Company’s Board of Directors). The provisions of this subsection 2(d) shall not apply in the event that the Participant’s services to the Company terminate as a result of a Non-Voluntary Termination (as defined below). For purposes of this Agreement, services as a consultant or director of the Company shall include services as a consultant or director of a parent or subsidiary of the Company.

(e) Non-Voluntary Termination. “Non-Voluntary Termination” is deemed to have occurred as of the first time that any one of the following events has occurred: (i) the termination of the Participant’s service as a consultant by the Company whether with or without cause or upon a Change in Control in accordance with Section 12.5 of the Consulting Agreement, (ii) the determination of the Board of Directors not to nominate the Participant to be re-elected to the Board of Directors, (iii) removal of the Participant from the Board of Directors by the stockholders or the failure of the stockholders to re-elect the Participant to the Board of Directors, (iv) the death or disability of the Participant, or (v) termination by Cohen of the Consulting Agreement under Paragraphs 12.2 or 12.3 thereof due to material breach of said agreement by the Company. For this purpose, “disability” shall mean the inability of the Participant, due to a medical reason, to carry out his duties as a consultant or a director of the Company for a period of 180 days.

(f) Termination of Consulting Agreement For Material Breach or Default. In the event that the Company terminates the Consulting Agreement pursuant to Section 12.4 thereof for material breach or default by the Participant of his obligations under the Consulting Agreement, any First Tranche Shares that are not Earned First Tranche Shares as of the date of such termination shall be forfeited on the date of termination of the Consulting Agreement.

3. Restrictions on Transfer.

Until they vest, the Shares are referred to herein as “Restricted Stock.” The Participant shall not sell, assign, transfer, pledge, hypothecate or otherwise dispose of, by operation of law or otherwise (collectively “transfer”) any Restricted Stock, or any interest therein during the period beginning on the Date of Award and ending on the date the Shares vest pursuant to Section 2 (the “Restricted Period”), except that the Participant may transfer such Restricted Stock to or for the benefit of any spouse, children, parents, uncles, aunts, siblings, grandchildren and any other relatives approved by the Board of Directors (collectively, “Approved Relatives”) or to a trust established solely for the benefit of the Participant and/or Approved Relatives, provided that such Restricted Stock shall remain subject to this Agreement (including without limitation the restrictions on transfer set forth in this Section 3) and such permitted transferee shall, as a condition to such transfer, deliver to the Company a written instrument confirming that such transferee shall be bound by all of the terms and conditions of this Agreement. Any attempt at any transfer, assignment, pledge, or other disposition during the Restricted Period shall be null and void and without effect. Restricted Stock that is forfeited shall be immediately transferred to the Company without any payment by the Company. The Company shall have the full right to cancel certificates evidencing such forfeited shares automatically upon such forfeiture, whether or not such certificates shall have been surrendered to the Company. Following such forfeiture, the Participant shall have no further rights with respect to such forfeited shares of Restricted Stock.

4. Delivery of Certificate Evidencing Shares.

Promptly following the date the Shares vest, the Company shall deliver to the Participant or the person or persons to whom rights under this Agreement shall have passed by bequest or inheritance, as the case may be, a stock certificate for the Shares free of the restrictions and legend set forth in this Agreement.

5. Restrictive Legends.

All certificates representing Shares (a) shall have affixed thereto legends in substantially the following form, in addition to any other legends that may be required under federal or state securities laws: “The shares of stock represented by this certificate are subject to restrictions on transfer and an option to purchase set forth in a certain Restricted Stock Agreement between the corporation and the registered owner of these shares (or his predecessor in interest), and such Agreement is available for inspection without charge at the office of the Secretary of the corporation;” and (b) shall be deposited with the Company, together with a stock power endorsed by the Participant in blank (in the form attached as Exhibit A hereto). At the expiration of the Restricted Period with respect to the Shares, as set forth herein, the Company shall deliver any such certificates to the Participant. Absent willful misconduct by the Company, it shall be exempted from any responsibility or liability for any delivery or delay in delivery pursuant to this Agreement and for any other act or omission.

6. Provisions of the Plan.

This Agreement is subject to the provisions of the Plan, a copy of which is furnished to the Participant with this Agreement. Notwithstanding the foregoing, any amendments to the Plan subsequent to the date hereof shall not diminish the benefits and rights of the Participant hereunder without the prior written agreement of the Participant.

7. Withholding Taxes; Section 83(b) Election.

(a) The parties hereto recognize that the Company may be obligated to withhold federal, state and local income taxes and social security taxes to the extent that the Participant realizes ordinary income in connection with the vesting of the Restricted Stock or the payment of dividends on the Restricted Stock. The Participant agrees that the Company or a subsidiary or an affiliate of the Company may withhold amounts needed to cover such taxes from payments otherwise due and owing to the Participant, and also agrees that upon demand by the Company the Participant will immediately pay to the Company any additional amounts as may be necessary to satisfy such withholding tax obligation. Such payment shall be made in cash or cash equivalent.

(b) The Participant has reviewed with the Participant’s own tax advisors the federal, state, local and foreign tax consequences of this investment and the transactions contemplated by this Agreement. The Participant is relying solely on such advisors and not on any statements or representations of the Company or any of its agents. The Participant understands that the Participant (and not the Company) shall be responsible for the Participant’s own tax liability that may arise as a result of this investment or the transactions contemplated by this Agreement. The Participant understands that it may be beneficial in many circumstances to elect to be taxed at the time the Shares are awarded rather than when and as the Shares become vested (i.e. nonforfeitable) by filing an election under Section 83(b) of the Code with the I.R.S. within 30 days from the Date of Award.

THE PARTICIPANT ACKNOWLEDGES THAT IT IS THE PARTICIPANT’S SOLE RESPONSIBILITY AND NOT THE COMPANY’S TO FILE TIMELY THE ELECTION UNDER SECTION 83(b), EVEN IF THE PARTICIPANT REQUESTS THE COMPANY OR ITS REPRESENTATIVES TO MAKE THIS FILING ON THE PARTICIPANT’S BEHALF.

8. Miscellaneous.

(a) No Rights to Employment. The Participant acknowledges and agrees that the vesting of the Shares pursuant to Section 2 hereof is earned only by continuing service as a consultant or director of the Company (not through the act of being retained or being granted shares hereunder). The Participant further acknowledges and agrees that the transactions contemplated hereunder and the vesting schedule set forth herein do not constitute an express or implied promise of continued engagement as a director or consultant for the vesting period, for any period, or at all. Notwithstanding the foregoing, nothing in this Section 8(a) shall be construed to alter the terms of Section 2.

(b) Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and each other provision of this Agreement shall be severable and enforceable to the extent permitted by law.

(c) Waiver. Any provision for the benefit of the Company contained in this Agreement may be waived, either generally or in any particular instance, by the Board of Directors of the Company.

(d) Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Company and the Participant and their respective heirs, executors, administrators, legal representatives, successors and assigns, subject to the restrictions on transfer set forth in Section 3 of this Agreement.

(e) Notice. All notices required or permitted hereunder shall be in writing and deemed effectively given upon personal delivery or five days after deposit in the United States Post Office, by registered or certified mail, postage prepaid, addressed to the other party hereto at the address shown beneath his or its respective signature to this Agreement, or at such other address or addresses as either party shall designate to the other in accordance with this Section 8(e).

(f) Pronouns. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa.

(g) Entire Agreement. This Agreement and the Plan constitute the entire agreement between the parties, and supersedes all prior agreements and understandings, relating to the subject matter of this Agreement.

(h) Amendment. This Agreement may be amended or modified only by a written instrument executed by both the Company and the Participant.

(i) Governing Law. This Agreement shall be construed, interpreted and enforced in accordance with the internal laws of the State of Delaware without regard to any applicable conflicts of laws.

(j) Participant’s Acknowledgments. The Participant acknowledges that he: (i) has read this Agreement; (ii) has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of the Participant’s own choice or has voluntarily declined to seek such counsel; (iii) understands the terms and consequences of this Agreement; (iv) is fully aware of the legal and binding effect of this Agreement; and (v) understands that the law firm of Nutter, McClennen & Fish, LLP, is acting as counsel to the Company in connection with the transactions contemplated by the Agreement, and is not acting as counsel for the Participant.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

CAMBRIDGE HEART, INC.

By:	/s/ Robert P. Khederian
Title:	Chairman and Interim CEO

Address:	One Oak Park Drive Bedford, MA 01730

/s/ Richard J. Cohen
Richard J. Cohen, M.D., Ph.D.

Address:	4 Monadnock Road Chestnut Hill, MA 02467

Exhibit A

(STOCK ASSIGNMENT SEPARATE FROM CERTIFICATE)

FOR VALUE RECEIVED, I hereby sell, assign and transfer unto                              (            ) shares of Common Stock, $0.001 par value per share, of Cambridge Heart, Inc. (the “Corporation”) standing in my name on the books of the Corporation represented by Certificate(s) Number              herewith, and do hereby irrevocably constitute and appoint                          attorney to transfer the said stock on the books of the Corporation with full power of substitution in the premises.

Dated:

NOTICE: The signature(s) to this assignment must correspond with the name as written upon the face of the certificate, in every particular, without alteration, enlargement, or any change whatever and must be guaranteed by a commercial bank, trust company or member firm of the Boston, New York or Midwest Stock Exchange.